Exhibit 99.1

For release:  October 31, 2012

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Third Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (The "Company") (NYSE MKT:  NHC, NHC.PRA), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended September 30, 2012 of $15,066,000 compared to $15,044,000 for the quarter ended September 30, 2011.  Net income was $1.09 per common share basic for both the quarters ended September 30, 2012 and 2011.  Revenues for the three months ended September 30, 2012 totaled $189,368,000 compared to $197,064,000 for the three months ended September 30, 2011, a decrease of 3.9%.

The decline in revenues was due to decreases in Medicare per diem rates.  However, these decreases were partially offset by an improved patient mix.  The Company continues to implement cost saving measures in order to reduce total costs and expenses.

Net income available to common shareholders for the nine month period ended September 30, 2012 was $37,020,000 compared to $43,043,000, a decrease of 14.0%.  Net income was $2.67 per common share basic for the nine month period ended September 30, 2012 compared to $3.13 per common share basic for the same period in 2011.  For comparative purposes, operating expenses for the 2011 nine month period included favorable results within our accrued risk reserves of $10,500,000 (approximately $6,825,000 after income taxes or $0.50 per common share basic).  Excluding this adjustment, the nine months ended September 30, 2012 would have reflected an increase of 2.2% in net income available to common shareholders compared to the same period in 2011.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

At September 30, 2012, NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,460 beds.  NHC affiliates also operate 37 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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NHC Reports Third Quarter Earnings

Interim Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenues:	2012	2011	2012	2011
Net patient revenues	$ 175,361	$ 182,134	$ 525,211	$ 536,531
Other revenues	14,007	14,930	42,008	44,264
Net operating revenues	189,368	197,064	567,219	580,795

Costs and Expenses:
Salaries, wages and benefits	106,844	106,870	318,028	320,425
Other operating	48,519	54,807	149,271	148,084
Facility rent	9,813	10,000	29,507	29,744
Depreciation and amortization	7,402	7,307	22,168	21,344
Interest	119	136	345	333
Total costs and expenses	172,697	179,120	519,319	519,930

Income Before Non-Operating Income	16,671	17,944	47,900	60,865
Non-Operating Income	6,771	5,140	18,546	14,856

Income Before Income Taxes	23,442	23,084	66,446	75,721
Income Tax Provision	(6,209)	(5,873)	(22,923)	(26,175)

Net Income	17,233	17,211	43,523	49,546

Dividends to Preferred Stockholders	(2,167)	(2,167)	(6,503)	(6,503)

Net Income Available to Common Stockholders	$ 15,066	$ 15,044	$ 37,020	$ 43,043

Earnings Per Common Share
Basic	$ 1.09	$ 1.09	$ 2.67	$ 3.13
Diluted	$ 1.04	$ 1.05	$ 2.63	$ 3.02

Weighted average common shares outstanding
Basic	13,852,403	13,807,995	13,846,022	13,762,084
Diluted	16,605,285	16,444,749	16,578,535	16,404,305

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2012	2011
Cash and marketable securities	$ 326,651	$ 280,271
Current assets	397,937	362,186
Property and equipment, net	421,843	429,651
Total assets	906,093	865,672
Current liabilities	218,769	215,907
Long-term debt	10,000	10,000
Stockholders' equity	652,502	611,736

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NHC Reports Third Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Per Diems:
Medicare	$ 431.06	$ 471.80	$ 428.71	$ 460.45
Managed Care	$ 411.52	$ 424.22	$ 408.02	$ 419.64
Medicaid	$ 160.24	$ 156.56	$ 158.72	$ 157.41
Private Pay and Other	$ 192.93	$ 188.00	$ 192.24	$ 187.66

Patient Days:
Medicare	116,593	116,128	360,761	351,334
Managed Care	32,471	28,009	91,414	78,671
Medicaid	271,674	286,841	818,744	850,938
Private Pay and Other	153,217	153,259	448,962	454,701
	573,955	584,237	1,719,881	1,735,644

Average Per Diem	$ 238.20	$ 240.30	$ 237.36	$ 238.56